Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Form S-8 (No. 333-XXXXXX), pertaining to shares of common stock of New IAC that may be issued under the following plans:

•	IAC/InterActiveCorp 2018 Stock and Annual Incentive Plan; and
•	IAC/InterActiveCorp 2013 Stock and Annual Incentive Plan,

of our report dated March 20, 2020, with respect to the combined financial statements of IAC Holdings, Inc. as of December 31, 2019, and for each of the three years in the period ended December 31, 2019, included in the Registration Statement (Form S-4 No. 333-236420) and related Joint Proxy Statement/Prospectus of IAC/InterActiveCorp and IAC Holdings, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

July 1, 2020